EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Vice President — Finance, and
Chief Financial Officer
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS

THIRD QUARTER FISCAL 2012 FINANCIAL RESULTS

•                               Net revenues of $141.6 million and net income of $13.7 million, or $1.11 per diluted share, for the three months ended June 30, 2012, compared to net revenues of $143.1 million and net income of $8.4 million, or $0.69 per diluted share, for the same period of fiscal 2011.

•                               As previously announced, the Company initiated capital spending programs totaling approximately $61.0 million to expand capacity at its Arcadia, Louisiana and Kokomo, Indiana facilities.

•                               The Company spent $4.4 million on capital projects in the third quarter of fiscal 2012, which brings year—to-date capital spending to $17.1 million.

•                               Backlog was $241.2 million at June 30, 2012, a decrease of 8.7% from $264.2 million at March 31, 2012.

•                               Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, August 2, 2012 — Haynes International, Inc. (NASDAQ GM: HAYN), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys (the “Company”), today reported financial results for the third quarter of fiscal 2012.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of common stock payable September 17, 2012 to stockholders of record at the close of business on September 4, 2012.

“Our aerospace and land-based gas turbine markets continue to demonstrate solid sales, order entry activity and backlog levels.  Our chemical processing and other market categories are experiencing a reluctance by end-users to commit to large project-related orders due to the economic turbulence around the world, thereby leading to a reduction in overall order backlog. The year-over-year and quarter-to-quarter improving performance in sales, gross margin and profitability is the result of our focused marketing effort, capital investments, new alloy development, initiation of operational improvement programs and focused cost management,” said Mark Comerford, President and Chief Executive Officer.  “Although the near term is difficult to forecast, we continue to enhance our capability to service the expected medium- to long-term increases in our customer demands for both transactional and large project business.  We are undertaking capacity expansion projects, principally our investment of approximately $61.0 million in our Arcadia, Louisiana and Kokomo, Indiana facilities, in order to add tubular and flat product capacity for our key end markets and improve operating capabilities across our major manufacturing facilities.”

Quarterly Results

Net Revenues.   Net revenues were $141.6 million in the third quarter of fiscal 2012, a decrease of 1.1% from $143.1 million in the same period of fiscal 2011.   Volume was 5.7 million pounds in the third quarter of fiscal 2012, a decrease of 7.4% from 6.2 million pounds in the same period of fiscal 2011.  The aggregate average selling price was $24.79 per pound in the third quarter of fiscal 2012, an increase of 6.8% from $23.20 per pound in the same period of fiscal 2011.  Average selling price increased due to a higher value product mix while volume decreased due to timing of project-related business.

Cost of Sales.    Cost of sales was $109.2 million, or 77.1% of net revenues, in the third quarter of fiscal 2012 compared to $117.8 million, or 82.3% of net revenues, in the same period of fiscal 2011. Cost of sales in the third quarter of fiscal 2012 decreased by $8.6 million as compared to the same period of fiscal 2011 primarily due to lower volume.

Gross Profit.    As a result of the above factors, gross margin was $32.4 million for the third quarter of fiscal 2012, an increase of $7.1 million from the same period of fiscal 2011. Gross margin as a percentage of net revenue increased to 22.9% in the third quarter of fiscal 2012 as compared to 17.7% in the same period of fiscal 2011. A contributing factor to this increase includes benefits gained from completed capital expenditure projects.

Selling, General and Administrative Expense.    Selling, general and administrative expense was $10.4 million for the third quarter of fiscal 2012, a decrease of $0.3 million, or 3.1%, from $10.7 million in the same period of fiscal 2011 due to continued efforts to control costs.  Selling, general and administrative expenses as a percentage of net revenues decreased to 7.3% for the third quarter of fiscal 2012 compared to 7.5% for the same period of fiscal 2011 primarily due to efforts to manage costs.

Research and Technical Expense.     Research and technical expense was $0.8 million, or 0.6% of revenue, for the third quarter of fiscal 2012, compared to $0.7 million, or 0.5% of revenue, for the third quarter of fiscal 2011.

Operating Income.     As a result of the above factors, operating income in the third quarter of fiscal 2012 was $21.2 million compared to operating income of $13.9 million in the same period of fiscal 2011.

Income Taxes.     Income taxes were an expense of $7.5 million in the third quarter of fiscal 2012, an increase of $1.9 million from $5.5 million in the same period of fiscal 2011 due to higher pretax income generated in the third quarter of fiscal 2012.  The effective tax rate for the third quarter of fiscal 2012 was 35.3%, compared to 39.7% in the same period of fiscal 2011. The prior year effective tax rate was higher due to Indiana enacting a corporate income tax rate decrease from 8.5% to 6.5%, causing additional income tax expense of $0.7 million, reflecting the Company’s estimate of the decrease in the deferred tax asset due to the lower tax rate.

Net Income.     As a result of the above factors, net income in the third quarter of fiscal 2012 was $13.7 million, an increase of $5.3 million from net income of $8.4 million in the same period of fiscal 2011.

Results for Nine Months Ended June 30, 2012

Net Revenues.     Net revenues were $429.3 million in the first nine months of fiscal 2012, an increase of 10.5% from $388.6 million in the same period of fiscal 2011.  Volume was 17.3 million pounds in the first nine months of fiscal 2012, an increase of 2.2% from 17.0 million pounds in the same period of fiscal 2011.  The aggregate average selling price was $24.79 per pound in the first nine months of fiscal 2012, an increase of 8.2% from $22.92 per pound in the same period of fiscal 2011.  Volume increased due to improved customer demand in the aerospace and land-based gas turbine markets, while average selling price increased due to both improved customer demand in those markets and improved product mix.

Cost of Sales.     Cost of sales was $338.9 million, or 78.9% of net revenues, in the first nine months of fiscal 2012 compared to $324.8 million, or 83.6% of net revenues, in the same period of fiscal 2011. Cost of sales in the first nine months of fiscal 2012 increased by $14.1 million, or 4.3%, as compared to the same period of fiscal 2011 due to higher volume and a higher cost product mix.

Gross Profit.    As a result of the above factors, gross margin was $90.4 million for the first nine months of fiscal 2012, an increase of $26.6 million from the same period of fiscal 2011. Gross margin as a percentage of net revenue increased to 21.1% in the first nine months of fiscal 2012 as compared to 16.4% in the same period of fiscal 2011. A contributing factor to this increase includes benefits gained from completed capital expenditure projects.

Selling, General and Administrative Expense.     Selling, general and administrative expense was $30.9 million for the first nine months of fiscal 2012, an increase of $0.9 million, or 3.0%, from $30.0 million in the same period of fiscal 2011.  The increase was due to higher sales, marketing and personnel costs as a

result of headcount additions and salary increases.   Selling, general and administrative expenses as a percentage of net revenues decreased to 7.2% for the first nine months of fiscal 2012 compared to 7.7% for the same period of fiscal 2011.

Research and Technical Expense.     Research and technical expense was $2.4 million, or 0.6% of revenue, for the first nine months of fiscal 2012, an increase of $0.1 million from $2.3 million, or 0.6% of net revenues, in the same period of fiscal 2011.

Operating Income.    As a result of the above factors, operating income in the first nine months of fiscal 2012 was $57.1 million compared to $31.4 million in the same period of fiscal 2011.

Income Taxes.     Income taxes were an expense of $19.9 million in the first nine months of fiscal 2012, an increase of $8.2 million from $11.7 million in the same period of fiscal 2011, due to higher pretax income generated in fiscal 2012.  The effective tax rate for the first nine months of fiscal 2012 was 34.7%, compared to 37.0% in the same period of fiscal 2011. The effective tax rate for the third quarter of fiscal 2012 was 35.3%, compared to 39.7% in the same period of fiscal 2011. The prior year effective tax rate was higher due to Indiana enacting a corporate income tax rate decrease from 8.5% to 6.5%, causing additional income tax expense of $0.7 million reflecting our estimate of the decrease in the deferred tax asset due to the lower tax rate.

Net Income.     As a result of the above factors, net income in the first nine months of fiscal 2012 was $37.3 million, an increase of $17.5 million, or 87.9%, from $19.9 million in the same period of fiscal 2011.

Gross Profit Margin Performance

Gross profit margins and gross profit margin percentages improved in each of the first three quarters of fiscal 2012 compared to the first three quarters of fiscal 2011 due to a combination of increased volume and pricing, a shift to a higher-margin product mix, reduced cost structure and an improved market environment in fiscal 2012.  Service center transactional business volumes and prices have improved in the first nine months of fiscal 2012 compared to the first nine months of fiscal 2011, particularly in the aerospace market, due to increasing projected commercial aircraft build rate. Contributing directly to the increased volumes and reduced cost structure noted above has been the capital spending over the last five years.

When comparing the trend of gross profit margin and gross profit margin percentage from the first quarter of fiscal 2012 through the third quarter, both the gross profit margin and gross profit margin percentage increased consistent with the themes stated in the previous paragraph. Gross profit margin from the first quarter to the third quarter of fiscal 2012 increased by $8.9 million, and the gross profit margin percentage was 4.7% higher in the third quarter of fiscal 2012 compared to the first quarter.

Backlog

Backlog dollars and backlog pounds declined during the third quarter of fiscal 2012 by $23.1 million and 0.9 million pounds, respectively. Backlog was $241.2 million at June 30, 2012, a decrease of approximately 8.7% from $264.2 million at March 31, 2012.  This decrease is the result of a 10.2% decrease in backlog pounds, which was partially offset by a 1.6% increase in backlog average selling price for the quarter.

On a year-to-date basis, the backlog has declined by $32.2 million or 11.8% primarily due to a 1.1 million pound reduction in backlog pounds.  The reduction in the backlog during the first three quarters of the fiscal year resulted from reduced order entry activity, as compared to sales, in the first and third quarters. While the level of transactional business in all markets has increased slightly compared to prior quarters, the Company has not received the typical number of large, project-based orders in fiscal 2012, which has resulted in a lower backlog level. Management believes that the reduced level of project-based orders resulted from customers exercising caution in making purchases for project business due to the current uncertain economic conditions associated with slow economic growth in the U.S. and China and the effect of the recession in Europe. Order entry and sales activity in the aerospace and land-based gas turbine markets has been steady, while order entry in the chemical processing and other markets categories has been negatively affected by the decline in project-related orders. Accordingly, the backlogs for the aerospace and land-based gas turbine markets are slightly lower than at the beginning of the fiscal year, and the majority of the decline in backlog, for the quarter and fiscal year, is attributable to the chemical processing and other markets categories. The strength of the order entry activity in the aerospace and land-based gas turbine markets is further illustrated by the quarterly shipment information presented in the Quarterly Market Information of the current Form 10-Q. Based on the pounds shipped to these markets through the end of the third quarter, the Company’s shipments to these markets could equal or exceed the previous high-water mark set in fiscal 2008.  The backlog continues to include a significant amount of higher value alloys and forms compared to previous quarters in all market segments, with the backlog sustaining an average selling price of approximately $30.00 per pound over the last four fiscal quarters. The current backlog and order entry rate is expected to support the forecasted performance for the fourth quarter of fiscal 2012.

Capital Spending

The Company has begun increasing the amount of capital spending from traditional levels in order to enhance its capabilities to both increase capacity commensurate with the anticipated expansion over the long term of the markets the Company services and also to improve customer service in the form of accelerated deliveries and expanded value-added products and services. In the third quarter of fiscal 2012, the Company announced plans to invest approximately $61.0 million at two of its U.S. facilities. The Company plans to invest approximately $37.0 million to expand by an estimated 60% the specialty titanium and high-performance nickel alloy tubular production capacity of its Arcadia, Louisiana facility. In addition, the Company plans to invest approximately $24.0 million to expand by an estimated 20% its capacity to produce specialty high-performance alloy flat products at the Company’s Kokomo, Indiana facility. The Company has commenced initial planning and design and expects to complete both projects within the next two years, with benefits from the tubular project expected to emerge in twelve to fifteen months and benefits from the Kokomo project expected to emerge in nine to twelve months. These capital investments in Arcadia and Kokomo are expected to improve the Company’s ability to service its customers’ increasing demand for specialty products and also continue to improve product quality, improve operating efficiencies and enhance working capital management for all of the Company’s products produced at these locations.

In the third quarter of fiscal 2012, the Company spent $4.4 million on capital projects, which brings capital spending to $17.1 million for the first three quarters of fiscal 2012. For the fourth quarter of fiscal 2012 spending is estimated at $12.7 million, approximately $5.0 million of which is for projects already in-process including the four-high Steckel rolling mill, cold rolling finishing mill and an upgrade of the information technology system. The balance of the estimated spending of $7.7 million is divided between the Arcadia tubular project at approximately $5.0 million and the Kokomo plate project at approximately $2.7 million. This will bring spending for capital projects by the Company in fiscal 2012 to an estimated $29.8 million.

Liquidity

During the first nine months of fiscal 2012, the Company’s primary sources of cash were cash on-hand and cash from operations, as detailed below.  At June 30, 2012, the Company had cash and cash equivalents of $51.3 million compared to cash and cash equivalents of $60.1 million at September 30, 2011.

Net cash provided by operating activities was $14.0 million in the first nine months of fiscal 2012 compared to $4.0 million in the same period of fiscal 2011.  The difference is attributable to the fact that cash provided by lower accounts receivable of $6.0 million, which was $29.6 million higher than cash provided by accounts receivable in the same period of fiscal 2011.  Cash used from inventory balances (net of foreign currency fluctuation) of $41.4 million was $15.2 million higher than cash used from inventory balances in the same period of fiscal 2011.  Cash generated by higher accounts payable and accrued expenses of $1.1 million was $23.6 million lower than cash generated in the same period of fiscal 2011.  Cash generated from operations was favorably impacted by net income in the first nine months of fiscal 2012 of $37.3 million, compared to $19.9 million in the same period of fiscal 2011. Net cash used in investing activities was $17.1 million in the first nine months of fiscal 2012 compared to $9.7 million in the same period of fiscal 2011 as a result of higher capital expenditures.  Net cash used in financing activities in the first nine months of fiscal 2012 included an $8.1 million dividend payment.

The Company’s sources of cash for fiscal 2012 are expected to consist primarily of cash generated from operations, cash on-hand, and, if needed, borrowings under the U.S. revolving credit facility.  The U.S. revolving credit facility provides for borrowings in a maximum amount of $120.0 million, subject to a borrowing base formula and certain reserves. At June 30, 2012, the Company had cash of $51.3 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

Dividend Declared

Today, the Company announced that the Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable September 17, 2012 to stockholders of record at the close of business on September 4, 2012.  The dividend cash pay-out is based on the current number of shares outstanding and is expected to be approximately $2.7 million per quarter, or approximately $10.8 million on an annualized basis.

Quarterly Performance

Net income for the third quarter of fiscal 2012, was $1.4 million lower than net income for the second quarter of fiscal 2012 due primarily to the fact that shipments in the second quarter included approximately 0.4 million pounds that were produced but not shipped in the first quarter. These carryover shipments increased second quarter net revenues by approximately $10.0 million and increased second quarter net income by approximately $1.1 million. Excluding the effect of the carryover net income from the second fiscal quarter makes the net incomes between the second and third fiscal quarters similar in amount. Also, due to the improved product mix and operating efficiencies, the gross margin percentage increased by 1.2% to 22.9% in the third quarter of fiscal 2012 as compared to the second quarter.

Guidance

Net income for the fourth quarter of fiscal 2012 is expected to approximate net income of the third quarter of fiscal 2012.  Net income may exceed this level if improvement occurs in transactional business during the fourth quarter.

Earnings Conference Call

The Company will host a conference call on Friday, August 3, 2012 to discuss its results for the quarter ended June 30, 2012.  Mark Comerford, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, August 3, 2012	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)
8:00a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a replay will be available from Friday, August 3, 2012 at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, August 17, 2012. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415

Replay Access:	Account: 286	Conference: 398238

A replay of the Webcast will also be available at www.haynesintl.com until September 1, 2012.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high-performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this Form 10-Q are forward-looking.    In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2012 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2012	2011	2012

Net revenues	$143,122	$141,574	$388,587	$429,307
Cost of sales	117,801	109,185	324,804	338,892
Gross profit	25,321	32,389	63,783	90,415
Selling, general and administrative expense	10,710	10,382	29,988	30,885
Research and technical expense	733	835	2,348	2,414
Operating income	13,878	21,172	31,447	57,116
Interest income	(89)	(57)	(190)	(152)
Interest expense	37	19	96	69
Income before income taxes	13,930	21,210	31,541	57,199
Provision for income taxes	5,533	7,478	11,672	19,873
Net income	$8,397	$13,732	$19,869	$37,326
Net income per share:
Basic	$0.70	$1.12	$1.65	$3.05
Diluted	$0.69	$1.11	$1.63	$3.03

Dividend declared per common share	$0.20	$0.22	$0.60	$0.66

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2011	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$60,062	$51,346
Accounts receivable, less allowance for doubtful accounts of $1,129 and $1,359 respectively	87,680	81,267
Inventories	250,051	291,425
Income taxes receivable	2,573	122
Deferred income taxes	9,341	10,034
Other current assets	1,728	2,198
Total current assets	411,435	436,392
Property, plant and equipment, net	110,678	117,137
Deferred income taxes—long-term portion	65,113	61,894
Prepayments and deferred charges	2,903	1,810
Intangible assets, net	6,440	6,121
Total assets	$596,569	$623,354
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,086	$52,198
Accrued expenses	19,698	16,432
Revolving credit facility	—	—
Accrued pension and postretirement benefits	21,390	24,360
Deferred revenue—current portion	2,500	2,500
Current maturities of long-term obligations	—	—
Total current liabilities	92,674	95,490
Long-term obligations (less current portion)	1,348	1,348
Deferred revenue (less current portion)	35,329	33,454
Non-current income taxes payable	323	323
Accrued pension and postretirement benefits	194,042	186,971
Total liabilities	323,716	317,586
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,204,179 and 12,286,790 shares issued and outstanding at September 30, 2011 and June 30, 2012, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	231,842	236,183
Accumulated earnings	124,047	153,272
Accumulated other comprehensive loss	(83,048)	(83,699)
Total stockholders’ equity	272,853	305,768
Total liabilities and stockholders’ equity	$596,569	$623,354

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended June 30,
	2011	2012
Cash flows from operating activities:
Net income	$19,869	$37,326
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,383	9,366
Amortization	409	319
Stock compensation expense	1,350	1,559
Excess tax benefit from option exercises	(144)	(1,147)
Deferred revenue	(1,875)	(1,875)
Deferred income taxes	5,176	2,057
Loss on disposal of property	48	167
Change in assets and liabilities:
Accounts receivable	(23,622)	5,975
Inventories	(26,247)	(41,436)
Other assets	(205)	595
Accounts payable and accrued expenses	24,726	1,123
Income taxes	1,075	4,031
Accrued pension and postretirement benefits	(4,907)	(4,096)
Net cash provided by operating activities	4,036	13,964

Cash flows from investing activities:
Additions to property, plant and equipment	(9,795)	(17,134)
Change in restricted cash	110	—
Net cash used in investing activities	(9,685)	(17,134)

Cash flows from financing activities:
Dividends paid	(7,317)	(8,101)
Proceeds from exercise of stock options	706	1,635
Excess tax benefit from option exercises	144	1,147
Changes in long-term obligations	(109)	—
Net cash used in financing activities	(6,576)	(5,319)

Effect of exchange rates on cash	296	(227)
Decrease in cash and cash equivalents	(11,929)	(8,716)
Cash and cash equivalents, beginning of period	63,968	60,062
Cash and cash equivalents, end of period	$52,039	$51,346